UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

NEWMARKET CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWMARKET CORPORATION

330 South Fourth Street

Richmond, Virginia 23219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of NewMarket Corporation will be held at the Virginia War Memorial, 621 S. Belvidere Street, Richmond, Virginia on Thursday, April 25, 2013, at 10:00 a.m., Eastern Daylight Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect a board of directors to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers; and

5.	To transact such other business as may properly come before the meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting is February 26, 2013. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Your vote is very important to us. Regardless of whether you expect to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the Internet, as described in the Notice of Internet Availability of Proxy Materials. If you are present at the meeting and hold shares in your name, you may vote in person even if you have previously submitted your proxy by mail, by telephone or over the Internet. If your shares are held in street name with your broker or by a nominee and you wish to vote in person at the meeting, you will need to obtain a legal proxy from the institution that holds your shares and provide that legal proxy at the meeting.

By Order of the Board of Directors,

M. RUDOLPH WEST, Secretary

March 12, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2013

The company’s Proxy Statement for the 2013 Annual Meeting of Shareholders and the company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.edocumentview.com/NEU.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

NEWMARKET CORPORATION

Approximate date of mailing—March 12, 2013

Date, Time and Place of Annual Meeting

The annual meeting of shareholders of NewMarket Corporation is scheduled to be held as follows:

Date:	Thursday, April 25, 2013

Time:	10:00 a.m., Eastern Daylight Time

Place:	Virginia War Memorial 621 S. Belvidere Street Richmond, Virginia 23220

Proposals to be Considered at the Annual Meeting

At the annual meeting, you will be asked to consider and vote on the following proposals:

•	to elect seven directors;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	to consider and act on an advisory vote regarding the approval of the compensation paid to certain executive officers (say-on-pay); and

•	to transact such other business as may properly come before the annual meeting.

In the event that a quorum is not present at the annual meeting, you may also be asked to vote upon a proposal to adjourn or postpone the annual meeting to solicit additional proxies.

Record Date

Our Board of Directors has fixed the close of business on February 26, 2013 as the record date for the annual meeting and only holders of record of NewMarket common stock on the record date are entitled to vote at the annual meeting. On the record date, there were outstanding 13,393,277 shares of NewMarket common stock.

Voting Rights and Quorum

Each share of NewMarket common stock is entitled to one vote. The presence in person or representation by proxy of holders of a majority of the shares of NewMarket common stock issued and outstanding as of the close of business on February 26, 2013 will constitute a quorum at the annual meeting. If a share is represented for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

•

The number of votes cast in favor of electing each nominee for director must be greater than the votes cast against any such nominee. If a nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board of Directors as a “holdover director” and will be required to submit a letter of resignation promptly to the Board of Directors. Abstentions and broker non-votes will have no effect on the outcome.

•

The appointment of PricewaterhouseCoopers LLP will be ratified if the votes cast in favor of ratification exceed the number of votes cast against ratification. Abstentions and broker non-votes will have no effect on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

•

The say-on-pay advisory resolution approving the compensation paid to certain executives will be adopted if the votes cast in favor of adoption exceed the number of votes cast against adoption. Abstentions and broker non-votes will have no effect on the say-on-pay advisory proposal.

If you hold your shares of NewMarket common stock in street name through a brokerage account, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting in the absence of your voting instructions. Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.” We believe that the ratification of the appointment of our independent registered public accounting firm is a routine matter on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. We believe that the election of directors and the say-on-pay advisory vote are not routine matters. When a matter is not routine and brokers have not received voting instructions from their clients, brokers cannot vote the shares on that matter. This is commonly referred to as a broker non-vote. Broker non-votes will have no effect on the election of director nominees, the ratification of the appointment of PricewaterhouseCoopers LLP, and the say-on-pay advisory vote.

Voting and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, you should vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials (the Notice). Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 14, 2013 by following the instructions provided in the Notice. You can also vote in person at the meeting. The Notice and identification will be required to vote in person at the meeting.

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” all director nominees, “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “FOR” the advisory resolution approving the compensation paid to certain executive officers, and in the discretion of the proxy holders on any other matters that properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the annual meeting, including adjournments or postponements to permit further solicitations of proxies.

Until exercised at the annual meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to NewMarket at its principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary;

•	by changing your vote or revoking your proxy by telephone or over the Internet;

•	if you hold shares in your name, by attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions; or

•

if you hold shares in street name with your broker or by a nominee, by obtaining a legal proxy from the institution that holds your shares, attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you decide to vote by completing, signing, dating and returning a proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by telephone or over the Internet.

Solicitation of Proxies

The accompanying proxy is being solicited by our Board of Directors, and we will pay for the entire cost of the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of NewMarket common stock held of record by those persons, and we may reimburse them for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services. We have engaged Alliance Advisors LLC, a proxy solicitation firm, to assist in the solicitation of proxies. We will pay that firm $6,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify Alliance Advisors LLC against any losses arising out of that firm’s proxy soliciting services on our behalf.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has recommended to our Board of Directors, and our Board of Directors has approved, the persons named below as nominees for election to our Board of Directors. Each of the nominees presently serves as a director. Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as our Board of Directors may designate). Our Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

Phyllis L. Cothran; age 66; director since 1995; retired, having previously served as President and Chief Operating Officer of Trigon Healthcare, Inc., formerly Blue Cross and Blue Shield of Virginia (health insurance company), where before being President she held positions of increasing responsibility including Chief Financial Officer. Ms. Cothran previously served on the board of directors of Tredegar Corporation from 1993 through 2005. Ms. Cothran brings to the Board of Directors business leadership, corporate strategy and financial expertise.

Mark M. Gambill; age 62; director since 2009; co-founder, Managing Director and Chairman of Cary Street Partners (financial advisory and wealth management firm), having previously worked for Wheat First Securities from 1972, including serving as chairman of the underwriting committee, until it was sold to First Union Corporation (now Wells Fargo & Company) in 1998. Other directorships: Speedway Motorsports, Inc. and Triangle Capital Corporation. Mr. Gambill brings to the Board of Directors over thirty-five years of involvement in the capital markets. Mr. Gambill also adds to the Board of Directors his entrepreneurial and financial expertise as well as his board and board committee experiences as a director of other public companies.

Bruce C. Gottwald; age 79; director since 1962; Chairman of the Board and Chairman of the Executive Committee since June 1, 2001, having previously served as Chief Executive Officer and Chairman of the Board of Ethyl Corporation. From 1998 through 2004, Mr. Gottwald served as an independent director of CSX Corporation. As the former Chief Executive Officer of Ethyl Corporation, Mr. Bruce Gottwald contributes to the Board of Directors key operational and leadership experience with the company and extensive knowledge of the chemical industry and history of the company. His background and experience enable him to add institutional and industry insight to Board discussions.

Thomas E. Gottwald; age 52; director since 1994; President and Chief Executive Officer of NewMarket since March 3, 2004, having previously served as President and Chief Executive Officer of Ethyl Corporation from June 1, 2001 through June 30, 2004 and President and Chief Operating Officer of Ethyl prior thereto. As President and Chief Executive Officer of the company, Mr. Thomas Gottwald brings to the Board of Directors knowledge of the company’s operations and history as well as expertise regarding the industry as a whole.

Patrick D. Hanley; age 68; director since 2004; non-executive Chairman of Gallium Technologies, LLC (software start up specializing in accounts receivable software), having previously served as President and Chief Executive Officer of Gallium Technologies until January 2011. Mr. Hanley also previously served as Senior Vice President-Finance and Accounting of UPS Ground Freight, Inc., formerly Overnite Corporation (truckload and less-than-truckload carrier and wholly owned subsidiary of United Parcel Service, Inc.), and also as Director, Senior Vice President and Chief Financial Officer of Overnite Corporation. Other directorship: Xenith Bankshares, Inc. Mr. Hanley brings to the Board of Directors insight and knowledge into the management of public companies as well as accounting, finance and Securities and Exchange Commission reporting experience.

James E. Rogers; age 67; director since 2003; retired, having previously served as President of SCI Investors Inc. (private equity investment firm) until January 1, 2011. Other directorship: Owens & Minor, Inc. Mr. Rogers brings to the Board of Directors leadership experience and expertise regarding the management of public companies due to his ongoing board and board committee experience, such as his current role as an independent director of Owens & Minor, and his previous membership on the boards of Caraustar Industries, Inc. and Wellman, Inc.

Charles B. Walker; age 74; director since 1989; retired, having previously served as Vice Chairman of the Board of Albemarle Corporation (specialty chemicals company) from June 14, 2002 through January 31, 2003 and Vice Chairman of the Board and Chief Financial Officer of Albemarle Corporation prior thereto. Mr. Walker brings to the Board of Directors his familiarity with issues facing the specialty chemical industry and his expertise in accounting and finance.

Our Board of Directors unanimously recommends that you vote “FOR” all of the nominees listed above.

Board of Directors

Our company is managed under the direction of our Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance.

Independence of Directors

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has affirmatively determined that each of the following directors is “independent” under the general listing standards of the New York Stock Exchange, the exchange on which shares of NewMarket common stock are listed, and our Corporate Governance Guidelines: Messrs. Gambill, Hanley, Rogers and Walker, and Ms. Cothran. Our Board has adopted categorical standards, as part of our Corporate Governance Guidelines, to assist it in making determinations of independence. Each of the directors identified as independent in this proxy statement meets these standards. A copy of these standards is attached as Annex A to this proxy statement.

Board Meetings

Our Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting our company and to act on matters requiring board approval, and may hold special meetings between scheduled meetings when appropriate. During 2012, our Board held seven meetings. During 2012, each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of all committees of our Board on which the director then served and (2) the total number of meetings of our Board of Directors.

Meetings of Non-Management Directors; Presiding Director

Our Corporate Governance Guidelines require that the non-management members of our Board of Directors meet in executive session at each regularly scheduled board meeting. Our Board of Directors has determined that an independent presiding director should chair all meetings of non-management directors, as provided in our Corporate Governance Guidelines. The presiding director position will rotate among the chairs of each of the independent board committees in the following order: Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. During those meetings, the presiding director has the responsibilities to lead the meeting, set the agenda and determine the information to be provided to the other non-management directors at the meeting. Shareholders and other interested persons may contact any of the non-management directors through the method described in “—Communications with Our Board” below. Our Corporate Governance Guidelines also require that the independent members of our Board of Directors meet in executive session at each regularly scheduled board meeting.

Director Attendance at Annual Meeting

Our policy is that directors attend the annual meeting of shareholders each year. All directors, who were directors on the date of last year’s annual meeting of shareholders, attended last year’s annual meeting of shareholders.

Communications with Our Board

Our Board of Directors unanimously has approved a process for shareholders to send communications to the Board and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of our Board, the non-management directors or a specified individual member of our Board in writing by mail c/o NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Chief Legal Officer. All communications will be forwarded to our Board of Directors, the specified committee of our Board or the specified individual director, as appropriate. We screen all regular mail for security purposes.

Board Leadership Structure

Our Chairman of the Board, Bruce Gottwald, retired as the Chief Executive Officer of Ethyl Corporation (NewMarket’s predecessor) in June 2001, and has since served as non-executive Chairman of the Board. As a former Chief Executive Officer of the company, Mr. Gottwald brings to the chairmanship extensive experience in the industry generally and the company’s business in particular. The Board of Directors believes this background enhances the role of Chairman of the Board in the development of long-term strategic plans and oversight of senior management in the implementation of those plans. Our Corporate Governance Guidelines provide that independent directors will meet in executive session without management present at the time of each regular Board meeting and additionally as deemed appropriate or necessary. Because Mr. Gottwald is not independent under NYSE standards, the chair at these executive sessions rotates among the chairman of the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. The Board of Directors believes our current structure allows multiple directors to exercise important leadership roles, and also provides for focused engagement by the Board committees and their chairs in their respective areas of responsibility. This structure helps facilitate clear and open communications between the Board of Directors and senior management, while providing for active oversight by independent directors. For the above reasons, the Board of Directors believes the current leadership structure is appropriate for the company.

Board’s Role in Risk Oversight

The company’s management team is primarily responsible for the day-to-day assessment and management of the company’s risk exposure. The Board of Directors provides oversight in connection with these efforts, with a particular focus on the most significant risks facing the company. The Board of Directors believes that full and open communication between the management team and the Board of Directors is essential for both effective risk management and for meaningful oversight. To this end, the Board of Directors regularly meets with our Chief Executive Officer and the other members of our senior management team to discuss strategies, key challenges, and risks and opportunities for the company. Management periodically presents to the Board of Directors strategic overviews of the company’s most significant issues, including risks affecting the company.

In order to help facilitate its risk oversight responsibilities, the Board of Directors utilizes each of its committees to oversee specific areas of risk that are appropriately related to the committee’s areas of responsibility. The Audit Committee assists the Board of Directors in discharging its oversight responsibilities in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee discusses with management, the internal audit group and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposure. The Compensation Committee assists the Board of Directors in discharging its oversight responsibilities regarding the risks related to the attraction and retention of personnel as well as the risks associated with the design of compensation programs and arrangements applicable to both executive officers and to all employees. The Nominating and Corporate Governance Committee monitors and evaluates the implementation of our Corporate Governance Guidelines. While the Board committees are responsible for initially monitoring certain risks, the entire Board of Directors is kept informed of the significant risks facing the company through management and committee reports about such risks and the steps being taken to mitigate these risks.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee oversees management’s evaluation of whether the company’s employee compensation policies and practices pose any risks that are reasonably likely to have a material adverse effect on the company. In conducting this evaluation, management reviews the company’s overall compensation structure, taking into account the overall mix of compensation and the overall business risk. Management undertakes such a review periodically and reports to the Compensation Committee any finding that a risk related to the company’s compensation structure may exist, as well as any factors which may mitigate the risk posed by the particular compensation policy or practice. The company has determined that there are currently no risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the company.

Committees of Our Board

Our Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are described below.

Executive Committee

The Executive Committee currently consists of Messrs. Bruce C. Gottwald (Chairman), Thomas E. Gottwald and James E. Rogers. During 2012, the Executive Committee did not meet. The Executive Committee exercises all of the powers of our Board of Directors in the management of the ordinary business of our company when our Board of Directors is not in session.

Audit Committee

Messrs. Walker (Chairman), Gambill and Hanley and Ms. Cothran currently serve on the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. During 2012, the Audit Committee met on six occasions. The primary function of the Audit Committee is to assist our Board of Directors in discharging its oversight responsibilities relating to our accounting, reporting, including our internal control over financial reporting, and financial practices by monitoring:

(1)	these practices, generally,

(2)	the integrity of the financial statements and other financial information provided by us to any governmental body or the public,

(3)	our compliance with legal and regulatory requirements,

(4)	our independent registered public accounting firm’s qualifications and independence, and

(5)	the performance of our independent registered public accounting firm and internal audit function.

The Audit Committee also reviews and discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s policies with respect to risk assessment and risk management. Additionally, the Audit Committee approves the engagement of our independent registered public accounting firm, subject to shareholder ratification. For a further description of the Audit Committee’s specific responsibilities, see the Audit Committee’s charter. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has determined that each of the members of the Audit Committee is “independent,” as that term is defined under the enhanced independence standards for Audit Committee members in the Securities Exchange Act of 1934 (the Exchange Act) and the rules thereunder, as incorporated into the listing standards of the New York Stock Exchange, and in accordance with our Audit Committee charter. Our Board of Directors has also determined that each of the members of the Audit Committee is an “Audit Committee financial expert,” as that term is defined under Securities and Exchange Commission rules. Our Board has further determined that each of the members of the Audit Committee is financially literate and that each of the members of the Audit Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Compensation Committee

Messrs. Rogers (Chairman), Hanley and Walker and Ms. Cothran currently serve on the Compensation Committee. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. During 2012, the Compensation Committee met on seven occasions. This committee approves the compensation of our directors, management-level employees and, together with all of our independent directors, approves the compensation of our Chief Executive Officer. It also approves bonus awards for key executives, certain consultant agreements and initial salaries of new management-level personnel and grants awards under the 2004 Incentive Plan. The committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. The committee has the sole authority to approve the fees and other retention terms of any such consultant or advisor. The committee may form and delegate its authority to subcommittees where appropriate. For a discussion of the objectives and philosophy of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 13.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Hanley (Chairman), Gambill and Rogers and Ms. Cothran. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met on three occasions during 2012. This committee develops and recommends to our Board of Directors appropriate corporate governance guidelines and policies, monitors and evaluates the implementation of these guidelines and policies, identifies individuals qualified to act as directors and recommends director candidates to our Board for nomination by our Board.

Nominating and Corporate Governance Committee Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of our Board based on the skills and experience of individual board members as well as the skills and experience of our Board as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence, skills and experience in the context of our Board’s needs. While the Board of Directors has not adopted a diversity policy, the Nominating and Corporate Governance Committee and the Board believe it is desirable for the Board to be composed of individuals who represent a mix of backgrounds, skills and experience in order to enhance the Board’s deliberations and discussions.

Director Candidate Recommendations and Nominations by Shareholders. The Nominating and Corporate Governance Committee’s charter provides that the Nominating and Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Nominating and Corporate Governance Committee through the method described under “—Communications with Our Board” above. In addition, in accordance with our amended bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors so long as that shareholder complies with the procedures set forth in our amended bylaws and summarized in “Shareholder Proposals” beginning on page 31. There are no differences in the manner in which the committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Nominating and Corporate Governance Committee did not receive any recommendations from any shareholders in connection with the annual meeting.

Code of Conduct

We have adopted a Code of Conduct, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance, that outlines the principles, policies and laws that are intended to guide our directors, officers and employees (including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer). We maintain several methods for the reporting of violations of our Code of Conduct or other concerns, including a toll-free hotline. We prohibit retaliation of any kind against employees for good faith reports of ethical violations.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Conduct applicable to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer by posting this information on our Internet website.

Availability of Corporate Governance Guidelines, Code of Conduct and Committee Charters

Our Corporate Governance Guidelines, Code of Conduct and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance and in print to any shareholder upon request by contacting our corporate secretary at NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219.

Compensation of Directors

Our Board determines the form and amount of compensation for our non-employee directors based on the recommendation of the Compensation Committee, which conducts an annual review of compensation for our non-employee directors. As part of its review, the Compensation Committee considers whether a director’s independence will be jeopardized (1) if director compensation and perquisites exceed customary levels, (2) if our company makes charitable contributions to organizations with which a director is affiliated or (3) if our company enters into contracts with, or provides other indirect forms of compensation to, a director or organization with which a director is affiliated.

The following table and related footnotes present information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2012 and information relating to Mr. Thomas E. Gottwald’s retirement benefit as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (2) ($)	All Other Compensation ($)	Total ($)

Phyllis L. Cothran	$78,000	$29,891	$0	$10,343	$0	$118,234

Mark M. Gambill	66,000	29,891	0	—	0	95,891

Bruce C. Gottwald	225,500	29,891	0	14,212	0	269,603

Patrick D. Hanley	84,500	29,891	0	—	0	114,391

James E. Rogers	71,500	29,891	0	—	0	101,391

Charles B. Walker	85,000	29,891	0	8,850	0	123,741

(1)	Represents the aggregate grant date fair market value of the 138 shares of NewMarket common stock awarded to each non-employee director under the terms of our 2004 Incentive Plan, computed in accordance with FASB ASC Topic 718. For a description of this plan, see “—NewMarket Corporation 2004 Incentive Compensation and Stock Plan” below.
(2)	Represents the aggregate change in the actuarial present value from January 1, 2012 to December 31, 2012 of the retirement benefits for eligible directors described under “Directors’ Retirement Benefits” below. The current actuarial present value of this benefit for Mr. Thomas E. Gottwald is zero based on his actuarial life expectancy and assumed board retirement age. Messrs. Gambill, Hanley and Rogers are not eligible for this benefit.

Non-Employee Directors’ Fees

During 2012, we paid each of our non-employee directors (a) $1,500 for attendance at each board meeting and (b) $1,500 for attendance at each meeting of a committee of our Board of Directors of which he or she is a member. In addition, we paid each the following quarterly retainers: (a) $10,000 to our non-employee directors; (b) $43,750 to our Chairman of the Board; (c) $1,250 to each member of our Audit Committee and $3,750 to the Chairman of our Audit Committee; (d) $1,875 to the Chairman of our Compensation Committee; and (e) $1,250 to the Chairman of our Nominating and Corporate Governance Committee. Each non-employee director was eligible for an annual stock grant of approximately $30,000 based on the formula set forth below under the heading “—NewMarket Corporation 2004 Incentive Compensation and Stock Plan.” We do not pay retainer or attendance fees to employee members of our Board of Directors for their service on our Board or its committees.

Directors’ Retirement Benefits

Any director who was elected to our Board on or before February 23, 1995 and who retires from our Board will receive $12,000 per year for life after age 60. The $12,000 is payable in quarterly installments. The retirement payments to former directors may be discontinued under certain circumstances. Of our current directors, Messrs. Bruce C. Gottwald, Thomas E. Gottwald and Charles B. Walker, and Ms. Phyllis L. Cothran are eligible for this benefit upon their retirement after age 60.

NewMarket Corporation 2004 Incentive Compensation and Stock Plan

Under the 2004 Incentive Plan, each non-employee director is awarded on each July 1 that number of whole shares of NewMarket common stock that, when multiplied by the closing price of NewMarket common stock on the immediately preceding business day, equal as nearly as possible but do not exceed $30,000. The shares of NewMarket common stock awarded under the 2004 Incentive Plan are nonforfeitable and the recipient directors immediately and fully vest in the NewMarket common stock issued under 2004 Incentive Plan. Subject only to the limitations on transfer as may be specified by applicable securities laws, directors may sell their shares acquired pursuant to the 2004 Incentive Plan at any time.

Share Ownership Guidelines

In 2012, the Compensation Committee approved adoption of stock ownership guidelines for our non-employee directors. Consistent with their responsibilities to our stockholders, each of the non-employee directors is required to maintain a financial stake in the company. To this end, each non-employee director must own shares of our stock with a fair market value of at least three times their annual director fee. The Compensation Committee annually reviews and monitors each of the director’s compliance with these guidelines. New directors are given five years to comply with these requirements. Each of the current non-employee directors is in compliance with these guidelines.

Certain Relationships and Related Transactions

Thomas E. Gottwald, President, Chief Executive Officer and director of our company, is a son of Bruce C. Gottwald, Chairman of the Board of Directors of our company. The members of the family of Bruce C. Gottwald may be deemed to be control persons of our company.

Our policy is to require that any transaction with a related person required to be reported under applicable Securities and Exchange Commission rules be reviewed and approved or ratified by a committee consisting of independent directors. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review related person transactions on a case-by-case basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of the forms required by Section 16(a) of the Exchange Act that we have received, we believe that there has been compliance with all filing requirements applicable to our officers and directors and beneficial owners of greater than 10% of NewMarket common stock.

Stock Ownership

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner as of February 26, 2013, of more than 5% of our outstanding voting shares.

Title of Class	Name and Address of Beneficial Owners	Number of Shares		Percent of Class

Common Stock	Bruce C. Gottwald 330 South Fourth Street Richmond, Virginia 23219	1,341,900	(1)	10.02%

	The London Company 1801 Bayberry Court, Suite 301 Richmond, VA 23226	996,915	(2)	7.44%

	LSV Asset Management 1 N. Wacker Drive Suite 4000 Chicago, Illinois 60606	744,765	(3)	5.56%

(1)	As of February 26, 2013, Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 18,731 shares held by his wife and 27,000 shares held in a charitable foundation as to which he disclaims beneficial ownership. This amount does not include an aggregate of 1,278,805 shares (9.55%) of NewMarket common stock beneficially owned by the adult sons of Bruce C. Gottwald or an aggregate of 637,220 shares (4.76%) beneficially owned by three separate trusts of which each of the adult sons of Bruce C. Gottwald and his wife are co-trustees. Bruce C. Gottwald and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of NewMarket common stock.
(2)	Information provided is based solely on an amendment to Schedules 13G filed on February 6, 2013 by The London Company, which has sole voting and dispositive power over 944,372 shares and shared dispositive power over 52,543 shares.
(3)	Information provided is based solely on Schedule 13G filed on February 9, 2011 by LSV Asset Management, which has sole voting and dispositive power over all 744,765 shares.

Directors and Executive Officers

The following table sets forth as of February 26, 2013, the beneficial ownership of NewMarket common stock by all of our directors, our Chief Executive Officer and our other executive officers listed under “Compensation of Executive Officers” on page 21 and all of our directors and current executive officers as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power		Number of Shares with Shared Voting and Investment Power		Total Number of Shares	Percent of Class(1)

Phyllis L. Cothran	4,473		—		4,473

Steven M. Edmonds	4,961		—		4,961

David A. Fiorenza	4,369		—		4,369

Mark M. Gambill	1,281		276	(2)	1,557

Bruce C. Gottwald	1,296,169	(3)	45,731	(4)	1,341,900	10.02%

Thomas E. Gottwald	494,631	(5)	31,539	(6)	526,170	3.93%

Patrick D. Hanley	2,134		1,000	(7)	3,134

Bruce R. Hazelgrove, III	21,554		1,070	(8)(9)	22,624

C.S. Warren Huang(10)	4,598		—		4,598

James E. Rogers	4,458		—		4,458

Charles B. Walker	15,366		—		15,366

Directors and executive officers as a group (14 persons)	1,871,773		79,616		1,951,389	14.57%

(1)	Except as indicated, each person or group owns less than 1% of NewMarket common stock.
(2)	Such shares are owned jointly by Mr. Gambill and his wife.
(3)	100,000 of such shares serve as collateral for a line of credit.
(4)	Mr. Bruce C. Gottwald disclaims beneficial ownership of all 45,731 of such shares.
(5)	50,601 of such shares serve as collateral for a line of credit.
(6)	Mr. Thomas E. Gottwald disclaims beneficial ownership of all 31,539 of such shares.
(7)	Such shares are owned jointly by Mr. Hanley and his wife.
(8)	400 of such shares are held in a margin account.
(9)	Mr. Hazelgrove disclaims beneficial ownership of all 1,070 of such shares.
(10)	Mr. Huang has announced his intention to retire from the company effective April 1, 2013. As of January 1, 2013, Mr. Huang no longer serves as President of Afton Chemical Corporation, and will serve in a senior advisory role until his retirement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis describes our compensation philosophy and objectives and the process followed by the Compensation Committee (Committee) in decisions involving our named executive officers (NEOs).

Highlighted in the sections that follow are business results and compensation decisions for 2012, which demonstrate the close alignment between pay and performance for our NEOs.

2012 Business Highlights

Business performance in 2012 was strong, as evidenced by:

•

Total shareholder return (TSR) for our 1, 3 and 5 year periods ending December 31, 2012 was 46.9%, 37.7% and 40.8%, respectively, which compares favorably to TSR for other companies in our industry. The TSRs for the companies in the S&P Specialty Chemicals Index for the same periods were 47.1%, 30.6% and 16.4%, respectively.

•	We attained record net income and earnings per share for the year and increased operating profit to $365 million from $340 million in 2011.

•

Safety performance continues to rank high in the industry and the Afton Chemical Corporation (Afton) team finished the year with a recordable injury performance of .61, which exceeded our goal of .68, placing Afton in the top quartile of chemical companies according to OSHA 2011 data (the most recent year available).

2012 Compensation Decisions

Highlights of our 2012 executive compensation program include:

•	We conducted a thorough evaluation of our executive compensation program and adjusted 2012 base salaries for our NEOs to align base pay and total cash compensation with our peers.

•

We incorporated a new formulaic approach to the 2012 annual bonus program for our NEOs and set a maximum bonus amount for each NEO equal to a percentage of our 2012 operating profit, and awarded cash bonuses to each of our NEOs for 2012 based on our strong financial performance and each NEO’s individual performance.

•

For 2012, we increased the long term nature of our equity award program with modest restricted stock awards to our NEOs that, for each of the NEOs other than Mr. Huang, vest on a cliff basis on the three-year anniversary of the date of grant, as further described below.

•	In 2012, we adopted stock ownership guidelines for our NEOs and non-employee directors that require a significant investment in our stock.

•

Our executive compensation program continues to reflect good corporate governance practices. We have not entered into long-term employment agreements or change in control agreements with any of our NEOs, and do not provide significant perquisites of any kind.

2012 Chief Executive Officer (CEO) Pay

Our executive compensation program, and in particular the compensation of our CEO, places a substantial amount of compensation “at risk” in the form of performance-based pay, and compares favorably to our peers when measured against our performance:

•

Our CEO’s 2012 pay ranked in the middle of our peer group for base salary, below the median for total cash compensation and ranked last for total direct compensation as compared to actual and target 2011 peer group pay.

•

Approximately 50% of our CEO’s actual 2012 total compensation as disclosed in the Summary Compensation Table, and approximately 50% of our other NEOs’ average actual 2012 total compensation as a group, was “at risk” in the form of performance-based compensation.

Compensation Philosophy and Objectives

Our executive compensation philosophy is to create a long-term direct relationship between pay and performance. Our executive compensation program is designed to deliver a balanced total compensation package over our executives’ careers with our company. The compensation program objectives are to attract, motivate and retain the qualified executives that are crucial to our continued success, as well as to align the interests of our executives and shareholders. The compensation package of our NEOs consists of four main elements:

1.	Base Salary—Market competitive annual fixed pay to compensate our executives for their contribution to the day to day management of the company;

2.	Annual Bonus—Annual award payable in cash after the completion of the most recent fiscal year, determined based on our corporate financial performance and the achievement of individual objectives;

3.	Long-term equity-based compensation—Modest restricted stock grants intended to retain our executives and achieve unity of interest between our executives and long-term shareholders; and

4.	Benefit plans designed to promote long-term employment.

Process for Setting Executive Compensation

The Committee is responsible for developing, overseeing, and implementing our executive compensation program. The Committee also monitors the results of the program to ensure compensation remains competitive and creates proper incentives to enhance shareholder value. The Committee annually reviews and approves all compensation for each NEO, including the CEO.

The Committee has the responsibility to approve and monitor all compensation for our NEOs. Our CEO is responsible for evaluating and reviewing the performance of all of the NEOs (other than himself) with the Committee and makes compensation recommendations for base salary, the annual bonus award, any stock award or other special or supplemental benefits to the Committee for those NEOs. The Chairman of the Board performs the same function for the CEO. For the remainder of this discussion, any references to our CEO recommending pay levels for the NEOs should be read to refer to the Chairman of the Board as it relates to our CEO’s pay. The Committee reviews and approves the process and factors used to recommend base salary increases and other awards and has the discretion to approve the final awards, based on such factors as it considers relevant. All independent directors also approve the CEO’s compensation.

Under its charter, the Committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. For 2012, the Committee engaged Frederic W. Cook & Co., Inc. (FWC) as its compensation consultant to advise it on our executive and director compensation programs and to provide it with market compensation data. FWC does not perform any other services for the company. FWC provides the Committee comparative market data on compensation practices and programs of our peer group. FWC also advised the Committee on the design of our executive stock award program for 2012, as described below under the heading “Restricted Stock Awards.” The Committee has determined that the work performed for the Committee by FWC in 2012 did not raise any conflict of interest.

Result of 2012 Say On Pay Vote

At our annual meeting in 2012, our shareholders voted on our executive compensation program (the say on pay vote), and approved it (on an advisory basis) by 97.3%. After considering the very strong shareholder endorsement of the executive compensation program, the Committee continued to make compensation decisions that support our stated executive compensation philosophy and objectives and did not make any specific changes to our 2012 executive compensation program in response to the say on pay vote.

Our Compensation Peer Group

With the assistance of FWC, the Committee selected a compensation peer group of companies similar in size and business. The peer group is used to compare executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have businesses that compete with us for executive talent. The Committee reviews the peer group compensation data prepared by FWC to ensure that our executive compensation program is competitive.

For 2012, the peer group was expanded from 12 companies to 15 companies. We removed four companies from the 2011 peer group (two companies, Arch Chemicals and Lubrizol, due to acquisition and two companies, Tredegar and Compass Minerals, due to fit in terms of industry) and added seven companies (denoted below with an asterisk) that were considered a better fit based on revenue, market capitalization and related business. With the help of FWC, the selection process filtered related companies by their Standard and Poor’s General Industry Classification Standard (GICS) sector and sub-industry and then further refined this group by revenue size and market capitalization. The resulting peer group represents companies in the same GICS sub-industry and which are comparable to us in terms of revenue and market capitalization. The company fell slightly below the median peer group revenue but in the top quartile for operating income, net income and market capitalization as of December 31, 2011 or the most recently reported fiscal year prior to July 2012.

The following 15 companies comprise the peer group used in connection with evaluating our 2012 executive compensation program:

A. Schulman, Inc	HB Fuller	Polyone Corp*
Albemarle Corporation	Innospec	Rockwood*
Cabot *	International Flavors & Fragrances*	RPM International*
Chemtura*	Minerals Technologies Inc.	Sensient Technologies Corp.
Cytec*	OM Group, Inc.	Stepan Company

Base Salary

Our base salary structure is designed to encourage internal growth, attract and retain new talent, and reward strong leadership that will sustain our growth and profitability. In determining and setting base salary, the Committee considers various factors, including our past and current performance, the NEO’s individual contribution to our success throughout his career, internal pay equity and market data regarding comparable positions within our peer group. For 2012, in addition to the annual merit review of base salaries, the Committee reviewed and approved base salary adjustments to better align NEO pay with median compensation compared with our peer group. The salary adjustments went into effect September 1, 2012.

For each of our NEOs, we review base salary data for comparable executive positions in our peer group to ensure that the base salary rate for each executive is competitive. In general, for most of our executives, we regard a base salary rate within 20% of the 50th percentile (median) of the peer group base salary data as appropriately competitive.

The base pay adjustments implemented for 2012 were designed to increase base salaries in line with our stated goal of paying base salaries at approximately the median of our peer group. The salary for Thomas E. Gottwald, CEO, was adjusted from $775,000 to $900,000; the salary for C.S. Warren Huang, President of Afton Chemical Corporation (our primary operating subsidiary), was adjusted from $630,000 to $665,000; the salary for Bruce R. Hazelgrove, VP of Corporate Resources, was adjusted from $309,800 to $352,300; the salary for Steve Edmonds, VP and General Counsel, was adjusted from $345,000 to $387,300; and the salary for David Fiorenza, VP and CFO, was adjusted from $307,800 to $327,100. The increases resulted in 2012 base salaries for our NEOs, other than Mr. Huang, ranging between 97% and 104% of the corresponding peer group median.

Mr. Huang’s base salary was adjusted above the market median in 2010 to reflect his strong individual performance and his position as president of Afton. The Committee continues to support Mr. Huang’s base salary position as it compares to the market.

Annual Bonus

The objectives of our annual bonus program for our NEOs (the Executive Bonus Plan) are to encourage and reward the NEOs for their invention, ability, leadership, loyalty, exceptional service and recruiting others who will contribute to our continued success. We have an established history of aligning our executives’ pay with our performance and paying modest bonuses to our NEOs as compared to our peers. Although the Committee has the ultimate discretion to determine final bonus payouts, our Executive Bonus Plan uses a pre-established formula to determine the maximum bonuses payable to our NEOs, and our financial performance, as well as the NEOs’ individual performance, have an important role in the process, as described below.

Initial Maximum Annual Bonuses

Each of our NEOs is eligible for consideration for an annual cash award under the Executive Bonus Plan. Starting with the 2012 bonus year, our Executive Bonus Plan uses an objective, pre-established formula to determine the initial maximum annual bonuses payable. For each NEO, the initial maximum bonus is equal to a specified percentage of our annual operating profit, up to $1,000,000. The Committee establishes the individual percentage for each NEO based on each executive’s past and expected individual performance, expected company performance and projected operating profit, each NEO’s position and seniority within the company and internal pay equity considerations. In setting these bonus percentages (and determining the final bonus payouts as described below), the Committee considers the various factors described above and does not target bonuses at a particular percentile or percentile range of the peer group data. No “threshold” or “target” bonus is established for any of the NEOs (as a percentage of base salary or otherwise).

The Committee believes that operating profit should be the key metric for determining the maximum bonuses payable to the NEOs because the Committee believes that operating profit effectively represents the quality and quantity of corporate performance for determining the maximum amount of bonuses that should be given in the existing environment. For the purpose of the Executive Bonus Plan, annual operating profit is the sum of subsidiary operating profits less NewMarket service charges and any special one-time/non-recurring items, which for 2012 was $373 million.1 While a single metric (annual operating profit) is used to determine the initial maximum bonuses, final bonuses may be based on the company’s performance measured against various financial metrics, as well as the NEOs’ individual performance measured against a variety of performance metrics, as described below.

For 2012, the maximum annual bonus percentage for the CEO was set at 0.30% of operating profit, at 0.25% for Warren Huang and at 0.15% for the other NEOs in each case up to a maximum annual bonus of $1,000,000. Based on our 2012 operating profit of $373 million, these percentages translated into initial maximum bonuses of $1,000,000 for Mr. Gottwald, $932,000 for Mr. Huang and $559,000 for Messrs. Hazelgrove, Edmonds and Fiorenza.

Final 2012 Bonuses

At the end of the year, after the initial maximum bonus has been determined, the Committee may exercise negative discretion to reduce the bonus for each NEO, based on the recommendations of the CEO and any other factors the Committee deems appropriate.

The CEO recommends final bonus amounts to the Committee (not in excess of the maximum) based on a rigorous internal process including evaluation of our overall financial performance for the year, each NEO’s individual performance,

[1]

For purposes of the Executive Bonus Plan, the 2012 operating profit of $373 million is based on our 2012 operating profit (calculated in accordance with GAAP) of $365 million, excluding a charge of $8 million for the 2012 annual bonus expense.

internal pay equity comparisons, comparable peer group compensation data, each NEO’s position and seniority, and any other factors deemed relevant by the CEO. Individual performance is generally evaluated based on the long-term and annual operating plan for the NEO’s area of responsibility, as well as overall corporate initiatives, and may be measured subjectively (e.g., based on leadership transition) or objectively (e.g., based on growth in sales of a particular product line). In general, however, there are no pre-established quantitative goals or targets with respect to any individual performance measures. The various Company and individual performance factors that informed the CEO’s recommendations for final 2012 bonuses for the NEOs are as described below.

Company Performance

In 2012, the Company performed well as measured against various financial and safety metrics. Our operating profit exceeded expectations and represented a 7% increase over the prior year. We achieved record net income and earnings per share with a year over year increase of 16% in net income excluding special items. Our safety performance continues to rank among the highest in the industry, and the Afton team finished the year with a recordable injury rate performance of .61, which exceeded the goal of .68 and placed Afton in the top quartile of chemical companies according to OSHA 2011 data (the most recent year available).

Individual Performance

Mr. Gottwald, CEO. In 2012, under Mr. Gottwald’s leadership and direction, we experienced another record year of petroleum additive operating profit, a record year for net income and earnings per share, strong safety results and the successful transition of leadership at Afton, our largest subsidiary.

Mr. Huang. As President of Afton, our largest subsidiary, Mr. Huang led the business in 2012 to achieve record profits in most regions in which we operate globally, growth in most product lines, and expansion of our product supply system.

Mr. Hazelgrove. As VP of Corporate Resources, Mr. Hazelgrove’s accomplishments in 2012 included continued high retention, a very low voluntary turnover rate of 3% compared to an industry average of 8%, and continued improvement of training, recruiting and succession planning programs, as well as the successful management of the IT and Corporate real estate operations and development to support the needs of the organization.

Mr. Fiorenza, CFO. In 2012, Mr. Fiorenza better aligned the finance function with our business needs and continued to improve the comprehensive internal audit process that identifies and manages our risks.

Mr. Edmonds. As VP and General Counsel, Mr. Edmonds continued in 2012 to improve patent strategy and implementation to protect the company’s intellectual property, promoted business and legal ethics practices and training among our employees, and managed litigation activity while containing expenses for legal services.

While both the Company and the individual NEOs performed well in 2012 as described above, the CEO recommended final bonuses for each NEO that were less than the initial maximum amounts, in order that the bonuses payable to each NEO would be consistent with our peer group median total cash compensation data and with historical bonus payouts. The final bonus recommendations ranged from 40% to 70% of the maximum bonus amounts and with the exception of Mr. Huang, place the executives’ total cash compensation within 20% of peer group median pay. Mr. Huang’s total cash compensation was adjusted closer to the market 75th percentile to reflect his strong individual performance and his position as president of Afton. The Committee continues to support Mr. Huang’s total cash compensation position as it compares to the market.

Committee Approval

In determining whether to exercise its negative discretion to reduce the amount of an NEO’s initial maximum annual bonus, the Committee considers the bonus recommendations of the CEO and the process and factors used by him in arriving at the bonus recommendations as described above. The Committee uses these recommendations as guidelines to determine the final bonus payments to the NEOs, but may raise or lower the recommended bonus amounts for any executive, without exceeding the established maximum bonus.

For 2012, the Committee determined that the process the CEO used to recommend final bonus amounts for each of the NEOs for 2012 was reasonable and that the proposed amounts of the final 2012 bonuses were appropriate. The Committee therefore exercised its negative discretion to reduce the initial maximum annual bonus payable to each NEO to equal in each case the recommended amounts, and did not make any further discretionary adjustments to these amounts. The final 2012 bonus amounts as approved by the Committee for each NEO are set forth in the Summary Compensation Table, on page 21.

Restricted Stock Awards

Our long-term incentive program is designed to retain our executives, recognize and reward our executives for their contributions toward our long-term success, and further align their interests with those of our long-term shareholders by paying a percentage of their annual compensation in the form of restricted shares of our common stock. The grant dates, amounts and vesting terms of our 2012 restricted stock grants are shown in the Grants of Plan-Based Awards Table on page 22.

For our 2012 restricted stock grants, in order to further promote the retention and shareholder alignment objectives described above, we introduced a new three-year service-based vesting requirement for the awards to all of our NEOs other than Mr. Huang. The Committee determined that it was appropriate to grant immediately vested shares to Mr. Huang in order to reward the significant contributions of Mr. Huang to the company and in recognition of the fact that Mr. Huang has announced his retirement in 2013, before the shares would otherwise have vested. Mr. Huang’s restricted stock award, although immediately vested, has a one-year holding requirement in which he may not sell or transfer the restricted shares (other than shares necessary to satisfy applicable tax withholding requirements).

The Committee approves the size of the restricted stock award for each NEO in its discretion. The award sizes generally reflect the scope of the duties and responsibilities associated with each NEO’s position and seniority in the company, along with other relevant considerations such as peer group compensation data, internal pay equity, company performance and an executive’s individual contributions, with no particular weight assigned to any factor. Peer group data is used to compare the competitiveness of the restricted stock grants with equity compensation practices at our peer group companies, but the awards are not targeted at a specific percentile or percentile range of the peer group data.

Our executive compensation program for 2012, as it has been historically, was weighted toward annual cash-based compensation as opposed to equity-based compensation as compared to our peers. The Committee believes the cash-based bonus program, combined with modest equity grants and the contribution of company stock into the Savings Plan (50% of the first 10% of base pay that the participant contributes) provides a balanced package that contributes to and rewards the long-term performance of the Company and the executives. The Committee also believes that the Executive Bonus Plan, as currently designed, gives it the needed flexibility to factor in and reward longer-term performance for the Company and the NEOs, as the Committee deems appropriate. As described in the “Annual Bonus” section above, under the Executive Bonus Plan, individual performance measured against a variety of different metrics, including some longer-term metrics, is evaluated in determining the amounts of the final bonus awards to recommend to the Committee for each of the NEOs. The discretionary component of the Executive Bonus Plan provides the Committee with flexibility to determine which longer-term metrics to select and weight in the evaluation of each NEO’s performance. The Committee monitors the balance of the annual cash and stock components of the executive compensation program but, for now, feels the current balance is appropriate.

Retirement Benefits

We offer a number of retirement plans to provide security for current and future needs of our employees. We believe that our benefit plans further our goals of attracting and retaining highly-qualified NEOs. Our retention programs create management stability and solidify alignment of interest between the NEOs and our long-term shareholders.

Pension Plan. We maintain a tax-qualified, defined benefit pension plan (the Pension Plan), aimed at allowing employees, including the NEOs, to retire comfortably at age 65. The Pension Plan is a final average pay plan based on an average of the participant’s three consecutive highest-paid years in the ten year period preceding retirement and years of service. Benefits are paid on a monthly basis according to the participant’s elected form of payment.

Savings Plan. In addition to the Pension Plan, we maintain a tax-qualified savings plan (the Savings Plan), designed to provide employees, including the NEOs, with a tax-effective method for saving for a comfortable retirement. We contribute 50% of the first 10% of base pay that the participant contributes to the Savings Plan in the form of our common stock. The participant’s contribution is 100% vested at all times, while company contributions vest incrementally until five years of service, when they become fully vested.

Excess Benefit Plan. Because the Internal Revenue Code places limitations on the contributions and benefits highly-paid employees, such as the NEOs, can make to or receive under the Pension Plan and the Savings Plan, we also provide an excess benefit plan (the Excess Benefit Plan), to which we credit additional amounts for each participant such that the participant receives the benefits that would have been received but would otherwise exceed Internal Revenue Code limitations. A participant does not become eligible to receive payments under the Excess Benefit Plan unless employment terminates at a time or as a result of an event that would have caused the benefits to vest under the Pension Plan. All benefits under the Excess Benefit Plan are paid out of our general assets.

Agreements with NEOs

We currently do not have employment agreements, change in control agreements or other similar agreements with any of our NEOs.

Other Policies

Share Ownership Guidelines

In 2012, the Committee approved adoption of stock ownership guidelines for the NEOs. Consistent with their responsibilities to our stockholders, each of the NEOs (including the CEO) is required to maintain a financial stake in the company. To this end, each of the NEOs must own shares of our stock with a fair market value of at least the following annual cash salary multiples:

Role	Salary multiple
CEO	3X
Other NEOs	1X

Ownership requirements may be fulfilled using the following shares:

•	Shares owned without restriction;

•	Unvested restricted stock;

•	Shares owned through our Savings Plan.

The Committee annually reviews and monitors each of the NEOs’ compliance with the guidelines. New named executive officers are given five years to comply with these requirements. Each of the current NEOs is in compliance with these guidelines.

Clawback Policy

The company has not adopted a compensation clawback policy but is monitoring developments under the Dodd Frank Wall Street Reform and Consumer Protection Act and intends to adopt a clawback policy that satisfies the requirements of the act and the SEC’s rules thereunder once such rules have been adopted. The company’s CEO and CFO are currently subject to statutory clawback requirements under the Sarbanes Oxley Act of 2002.

Deductibility of Executive Compensation under Code Section 162(m)

Our restricted stock program does not currently qualify for the performance-based compensation exemption to the $1 million deduction limitation under Internal Revenue Code Section 162(m) (Section 162(m)). Our annual bonus program for 2012 similarly did not qualify for this exemption, due to the timing of the changes to the Executive Bonus Plan. Starting for the 2013 bonus year, the Committee intends to administer the Executive Bonus Plan in a manner that will satisfy the performance-based compensation exemption under Section 162(m), but may pay bonuses under the Executive Bonus Plan or otherwise that do not qualify for this exemption if the Committee in its judgment feels it appropriate to do so in light of particular circumstances that may arise. The Committee will continue to monitor the impact of Section 162(m) and may alter the design or operation of its restricted stock program in the future to qualify for the performance-based exception if it feels such changes are appropriate under the circumstances.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James E. Rogers, Chairman
Phyllis L. Cothran
Patrick D. Hanley
Charles B. Walker

February 28, 2013

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information with respect to total compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of our company, whom we refer to in this proxy statement as the named executive officers, for the fiscal year ended December 31, 2012.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)

Thomas E. Gottwald President and Chief Executive Officer	2012 2011 2010	$866,667 775,000 725,000	$725,000 660,000 650,000	$101,241 99,842 99,885	$0 0 0	$0 0 0	$814,868 595,740 253,596	$43,333 38,750 36,250	$2,551,109 2,169,332 1,764,731

David A. Fiorenza Vice President and Chief Financial Officer	2012 2011 2010	$317,142 303,050 294,174	$210,000 200,000 200,000	$50,621 49,921 49,943	$0 0 0	$0 0 0	$443,765 418,841 218,944	$15,857 15,152 14,708	$1,037,385 986,964 777,769

C. S. Warren Huang President of Afton Chemical Corporation (5)	2012 2011 2010	$665,000 630,000 600,000	$625,000 550,000 500,000	$101,241 99,842 99,885	$0 0 0	$0 0 0	$1,264,365 1,190,950 662,201	$33,250 31,500 30,000	$2,688,856 2,502,292 1,892,086

Steven M. Edmonds Vice President and General Counsel	2012 2011 2010	$359,100 318,975 301,149	$330,000 325,000 275,000	$50,621 49,921 49,943	$0 0 0	$0 0 0	$240,756 178,056 85,348	$17,955 15,949 15,057	$998,432 887,901 726,497

Bruce R. Hazelgrove, III Vice President-Corporate Resources	2012 2011 2010	$335,633 309,800 295,000	$330,000 300,000 300,000	$50,621 49,921 49,943	$0 0 0	$0 0 0	$256,477 192,673 83,397	$16,781 15,490 14,750	$989,512 867,884 743,090

(1)	The amounts in this column represent salaries before compensation reduction payments under the Savings Plan. The Savings Plan is a plan qualified under Section 401 of the Internal Revenue Code.
(2)	Represents the aggregate grant date fair value of the awards made as computed in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of the stock are set forth in Note 15 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(3)	The amounts indicate the aggregate change in the actuarial present value of each of the named executive officer’s accrued benefit under the Pension Plan and the Excess Benefit Plan, which collectively we refer to in this proxy statement as the pension retirement plans. The primary reason for the increase in value in 2012 and 2011 compared to the prior periods was due to a change in discount rate discussed below. None of the named executive officers have received above market earnings on any nonqualified deferred compensation plans for any of the years reported in the table. For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65) under the pension retirement plans, (b) a 5.875% discount rate for the measurement period ended December 31, 2010, a 5.000% discount rate for the measurement period ended December 31, 2011 and a 4.125% discount rate for the measurement period ended December 31, 2012, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 19 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated by reference into this proxy statement.

(4)	The amounts in this column represent our contributions to the Savings Plan and Excess Benefit Plan for each named executive officer. We credited the following amounts under each of the plans listed below to each named executive officer in 2012:

Name	Savings Plan ($)	Excess Benefit Plan ($)	Total ($)
Thomas E. Gottwald	$12,500	$30,833	$43,333

David A. Fiorenza	12,500	3,357	15,857

C. S. Warren Huang	12,500	20,750	33,250

Steven M. Edmonds	12,500	5,455	17,955

Bruce R. Hazelgrove, III	12,500	4,281	16,781

(5)	Mr. Huang has announced his intention to retire from the company effective April 1, 2013. As of January 1, 2013, Mr. Huang no longer serves as President of Afton Chemical Corporation, and will serve in a senior advisory role until his retirement.

Grants of Plan-Based Awards

The following table sets forth information concerning individual stock grants made during the year ended December 31, 2012 to the named executive officers.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)

Thomas E. Gottwald	9/4/2012	8/15/2012	410	$101,241
David A. Fiorenza	9/4/2012	8/15/2012	205	50,621
C. S. Warren Huang	9/4/2012	8/15/2012	410	101,241
Steven M. Edmonds	9/4/2012	8/15/2012	205	50,621
Bruce R. Hazelgrove, III	9/4/2012	8/15/2012	205	50,621

(1)	The grant date fair value of the stock awards is computed in accordance with FASB ASC Topic 718 and is equal to the number of shares awarded multiplied by the closing price per share of our Common Stock on September 4, 2012 (the Grant Date). Other than Mr. Huang’s award, the stock award granted to our NEOs will vest on the third anniversary of the Grant Date, provided the named executive officer is employed by the company through such date, or upon an executive’s earlier termination of employment due to death or disability. Mr. Huang’s stock award vested immediately on the Grant Date and, other than shares needed to satisfy required withholding taxes, such shares may not be sold or otherwise transferred by Mr. Huang until September 4, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of nonvested restricted stock for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2012. There were no other equity awards such as options, SARs or similar instruments or incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2012.

Stock Awards

Name	Number of Shares of Stock That Have Not Vested(1) (#)	Market Value of Shares of Stock That Have Not Vested(2) ($)

Thomas E. Gottwald	410	$107,502
David A. Fiorenza	205	53,751
Steven M. Edmonds	205	53,751
Bruce R. Hazelgrove, III	205	53,751

(1)	The shares reported here reflect the 2012 stock award we made to our named executive officers and are the same as the shares that are reported above in the Grants of Plan-Based Awards Table. The stock will vest on September 4, 2015, provided the named executive officer is employed by the company through such date, or upon the executive’s earlier termination due to death or disability. See footnote (1) to Grants of Plan-Based Awards Table above for additional information about these grants.
(2)	The market value is based on the last sales price of our common stock as reported by the NYSE on December 31, 2012.

Option Exercises and Stock Vested

The following table presents information concerning the number and value of stock awards by the named executive officers during the fiscal year ended December 31, 2012.

Stock Awards

Name	Number of shares acquired on vesting(1) (#)	Value realized on vesting(2) ($)

C.S. Warren Huang	410	$101,241

(1)	The shares reported here reflect the 2012 stock award we made to Mr. Huang and are the same as the shares that are reported above in the Grants of Plan-Based Awards Table. These shares were fully vested on grant. See footnote (1) to Grants of Plan-Based Awards Table above for additional information about this grant.
(2)	The value realized is equal to the number of shares vested, multiplied by the closing market price of the company’s common stock on September 4, 2012, the grant date.

Pension Benefits

The following table presents information as of December 31, 2012 concerning each defined benefit plan of our company that provides for payments or other benefits to the named executive officers at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas E. Gottwald	Pension Plan	21	(1)	$388,645	$0
	Excess Benefit Plan (Pension Plan Component)	21	(1)	2,198,042	0
David A. Fiorenza	Pension Plan	39		875,027	0
	Excess Benefit Plan (Pension Plan Component)	39		1,197,907	0
C. S. Warren Huang	Pension Plan	33		778,033	0
	Excess Benefit Plan (Pension Plan Component)	33		3,995,424	0
Steven M. Edmonds	Pension Plan	10		377,356	0
	Excess Benefit Plan (Pension Plan Component)	10		391,135	0
Bruce R. Hazelgrove, III	Pension Plan	16		357,612	0
	Excess Benefit Plan (Pension Plan Component)	16		432,044	0

(1)	As of December 31, 2012, Mr. Thomas Gottwald had 26 years of service with our company and affiliate or predecessor employers, but only 21 years were applicable as credits for service under the Pension Plan and Excess Benefit Plan. Mr. Thomas Gottwald could not apply his full 26 years of service with our company and affiliate or predecessor employers because he had not continuously worked for our company and affiliate or predecessor employers for 26 years. For a period of time, he worked for an entity unrelated to our company and affiliate or predecessor employers.

For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65) under the pension retirement plans, (b) a 4.125% discount rate for the measurement period ended December 31, 2012, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 19 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated by reference into this proxy statement.

Pension Plan

We maintain the Pension Plan, which is a defined benefit plan that covers, generally, full-time salaried U.S. employees of our company and participating subsidiaries who are not covered by a collective bargaining agreement. We have reserved the right to terminate or amend the Pension Plan at any time, subject to certain restrictions identified in the Pension Plan.

The benefit formula under the Pension Plan is based on the participant’s final-average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of our named executive officers as of December 31, 2012, were: Thomas E. Gottwald, 21; David A. Fiorenza, 39; C. S. Warren Huang, 33; Steven M. Edmonds, 10; and Bruce R. Hazelgrove, III, 16. Benefits under the pension retirement plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits are not subject to reduction for Social Security. On December 31, 2000, we terminated our tax-qualified defined benefit plan for our salaried employees in the United States, which for the purposes of this discussion we refer to as the prior plan, and implemented the Pension Plan with an identical formula on January 1, 2001. For purposes of determining pension benefit service under the Pension Plan, participants receive credit for years of pension benefit service earned under the prior plan; however, their benefits under the Pension Plan are offset by benefits that we paid to them under the prior plan.

Subject to certain limitations, a participant who reaches normal retirement age (65 years of age) receives an annuity for life payable monthly beginning on his normal retirement date (as defined in the Pension Plan) at a monthly allowance equal to the difference between the following:

•	1.1% of his final average pay plus 1.5% of the excess of his final average pay over his covered compensation, multiplied by his number of years of pension benefit service; and

•

the sum of (1) any annual benefit accrued or paid under any other qualified defined benefit plan sponsored or previously maintained by an affiliate of our company or any predecessor employer, (2) any annual benefit accrued under a multi-employer defined benefit plan contributed to by an affiliate of our company on behalf of the participant and (3) the participant’s December 31, 2000 accrued benefit under the prior plan, which we paid out when we terminated the prior plan.

Subject to certain limitations, a participant who retires before his normal retirement date and who has completed 10 years of vesting service and reached age 55 may receive a monthly annuity beginning on his early retirement date (as defined in the Pension Plan). The early retirement annuity is based on the participant’s normal retirement benefit but is reduced actuarially to reflect commencement prior to age 65.

Excess Benefit Plan

The Internal Revenue Code limits the amount of pension benefits companies may pay under federal income tax qualified plans. As a result, our Board of Directors adopted the Excess Benefit Plan, under which we will make additional payments so that a person affected by the Internal Revenue Code limitations will receive the same amount he otherwise would have received under the Pension Plan and the Savings Plan but for the Internal Revenue Code limitations. We have reserved the right to terminate or amend the Excess Benefit Plan at any time.

We maintain the Excess Benefit Plan in the form of a nonqualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under our Pension Plan and Savings Plan and the benefits they would have accrued under those plans but for the maximum benefit and the limit on annual additions and the limitation on compensation that may be recognized under the Internal Revenue Code. The Excess Benefit Plan is divided into two components, a component for excess contributions credited under the Savings Plan formula and a component for excess benefits accrued under the Pension Plan formula. With respect to the Pension Plan component of the Excess Benefit Plan, which we refer to in this proxy statement as the Pension Plan component, the eligible individuals will accrue the amount that they would have accrued under the Pension Plan but for the limitations recognized by the Internal Revenue Code. With respect to the Savings Plan component of the Excess Benefit Plan, which we refer to as the Savings Plan component, the eligible individuals will be credited with the matching contributions that the company would have made to the Savings Plan but for the limitations recognized by the Internal Revenue Code. The Savings Plan component is hypothetically invested phantom shares of NewMarket common stock based on the fair market value at the end of the month in which the amounts are credited. The amounts credited to the Savings Plan component reflect contributions that cannot be made to the Savings Plan because of Internal Revenue Code limitations or are phantom dividends on shares of phantom stock already credited to the participant’s account. Only the Pension Plan component is reported in the Pension Plan table above; the Savings Plan component is reported in the Nonqualified Deferred Compensation Plan table below.

Benefits accrued under the two components of the Excess Benefit Plan are distributed in the following manner: (1) the Pension Plan component is paid in cash (A) with respect to benefits earned prior to January 1, 2005 at the same time and in the same form as benefits are paid to the eligible individuals under the Pension Plan and (B) with respect to benefits earned after December 31, 2004, in an annuity form elected by the participant and (2) the Savings Plan component is paid in cash (a cash amount equal to the fair market value of NewMarket common stock on the date of payment) in a lump sum following termination of employment. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment. The fair market value of NewMarket common stock was $262.20 on December 31, 2012. All benefits under the Excess Benefit Plan vest if the participant is terminated (other than for reasons of fraud and dishonesty) within three years of a change in control of our company (as defined in the Excess Benefit Plan). All of our named executive officers are currently 100% vested in their Excess Benefit Plan benefits.

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan component of our Excess Benefit Plan, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified, and the benefit credited to Mr. Huang under the Original Additional Benefit Agreement (described below). For a discussion of our Excess Benefit Plan, see “Pension Benefits—Excess Benefit Plan” on page 25.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Thomas E. Gottwald	$0	$30,833	$835,422	$0	$3,298,060

David A. Fiorenza	0	3,357	118,775	0	472,948

C. S. Warren Huang	0	20,750	325,479	0	1,855,983	(2)

Steven M. Edmonds	0	5,455	32,158	0	111,779

Bruce R. Hazelgrove, III	0	4,281	13,534	0	39,347

(1)	For further discussion, see footnote 4 under the Summary Compensation Table on page 21.
(2)	For Mr. Huang, $600,000 of his Aggregate Balance is attributable to his Original Additional Benefit Agreement and $1,255,983 is attributable to his account under the Savings Plan component of our Excess Benefit Plan. On May 1, 2006, we entered into the Original Additional Benefit Agreement with Mr. Huang. Pursuant to the terms of this agreement, commencing on January 1, 2006 and through December 31, 2008, we credited monthly to Mr. Huang an amount equal to 1/12th of $200,000. One hundred percent of the amount credited to Mr. Huang became vested on December 31, 2008. Generally, Mr. Huang will not be eligible to receive this additional benefit, which will be paid in cash, until six months after termination of his employment from our company or our affiliates. In the event that Mr. Huang is dismissed for cause (for fraud, dishonesty or the conviction of, or pleading guilty to, a felony, or embezzlement from our company or an affiliate) or he engages, without the consent of our company, in prohibited conduct within 36 months following the termination of his employment for any reason from our company, he will forfeit his entire interest under the agreement.

Potential Payments Upon Termination or Change in Control

We have not entered into any employment, severance, change-in-control or other contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to any of our named executive officers, at, following, or in connection with any termination of an executive officer’s employment or a change in control of the company other than (i) benefits and payments previously disclosed in the Pension Plan and Nonqualified Deferred Compensation Plan tables above, in which all of our named executive officers are currently 100% vested and which are generally payable on any termination of a named executive officer’s employment; (ii) employee benefit plans and arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all of our salaried employees and (iii) the 2012 restricted stock awards, which, for our NEOs other than Mr. Huang, provide for accelerated vesting on termination due to death or disability as described below.

The 2012 stock awards include a three-year service-based vesting requirement for the awards to all of our NEOs other than Mr. Huang whose award was fully vested upon grant. For a discussion of these awards, see “Compensation Discussion and Analysis—Restricted Stock Awards” on page 18. Any unvested 2012 stock awards held by an NEO upon retirement or other termination of employment, other than due to death or disability, prior to the vesting date will be cancelled. However, such awards will vest in full upon an NEOs termination due to death or disability prior to the vesting date. The table below quantifies the estimated benefit to our NEOs in connection with such a trigger event occurring on the last business day of our 2012 fiscal year, and based on a share price of $262.20, the closing price of NewMarket’s common stock on December 31, 2012.

Name	Disability	Death
Thomas E. Gottwald	$107,502	$107,502

David A. Fiorenza	53,751	53,751

Steven M. Edmonds	53,751	53,751

Bruce R. Hazelgrove, III	53,751	53,751

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for NewMarket’s financial reporting process, including the effectiveness of its internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of NewMarket’s consolidated financial statements and the effectiveness of NewMarket’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is, among other things, to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, NewMarket’s independent registered public accounting firm.

Management represented to the Audit Committee that NewMarket’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PricewaterhouseCoopers LLP that firm’s independence from NewMarket.

Based upon the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NewMarket’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by NewMarket’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence from NewMarket. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee has designated in the Audit Committee Pre-Approval Policy specific services that have the pre-approval of the Audit Committee and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations.

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The Audit Committee recognizes the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, and Tax services, and the total amount of fees for services classified as permissible All Other services.

The Audit Committee has designated the Chief Financial Officer to monitor the performance of the services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Audit Committee Pre-Approval Policy. Both the Chief Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of the Audit Committee Pre-Approval Policy that comes to the attention of the Chief Financial Officer or any member of management.

THE AUDIT COMMITTEE

Charles B. Walker, Chairman
Phyllis L. Cothran
Mark M. Gambill
Patrick D. Hanley

February 14, 2013

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2013, subject to shareholder approval. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP’s principal function is to audit management’s assessment of the effectiveness of NewMarket’s internal control over financial reporting and our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in our quarterly reports.

The Audit Committee and our Board of Directors unanimously recommend that you vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Fees Billed by PricewaterhouseCoopers LLP

The following table sets forth the fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP to us for the fiscal years ended December 31, 2012 and 2011:

	2012	2011

Audit Fees	$2,066,423	$1,799,500

Audit-Related Fees	—	—

Tax Fees	1,227,966	605,000

All Other Fees	4,000	4,000

Total fees	$3,298,389	$2,408,500

Audit Fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

Tax Fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as domestic and international tax planning, and for 2012, also include fees associated with a global tax and structuring study as well as a research and development credit review.

All Other Fees include licensing fees associated with our use of PricewaterhouseCoopers LLP’s on-line information database containing accounting pronouncements and other authoritative guidance.

As a part of its deliberations, the Audit Committee has considered whether the provision of services described above under “All Other Fees” is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL 3:

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to periodically seek a non-binding advisory vote from our shareholders to approve the compensation as disclosed in the Compensation Discussion & Analysis (CD&A), tabular disclosures and narrative sections accompanying the tabular disclosures in this proxy statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy, shareholders are asked to approve the following advisory resolution at the company’s 2013 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of NewMarket Corporation approve, on an advisory basis, the compensation awarded by the company to the named executive officers, as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for the 2013 Annual Meeting of Shareholders as required by the rules of the Securities and Exchange Commission.”

The Compensation Committee and the Board of Directors has created a compensation program designed to attract, motivate and retain the qualified executives that help ensure the company’s future success, to provide incentives for increasing profits by awarding executives when individual and corporate goals are achieved and to align the interests of executives and long-term shareholders.

The Board of Directors urges shareholders to read the CD&A beginning on page 13 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 21 through 27, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

Effect of Proposal

The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding the company’s executive compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address stockholder approval or disapproval remains with the Board of Directors and the Compensation Committee.

The Board of Directors believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of the company and its shareholders.

The Board of Directors values the opinions of the company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors will carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

Our Board of Directors unanimously recommends that you vote “FOR” the non-binding resolution on executive compensation.

SHAREHOLDER PROPOSALS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2014 annual meeting of shareholders must present such proposal to our company’s corporate secretary at our principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219 not later than November 12, 2013, in order for the proposal to be considered for inclusion in our proxy statement. We will consider such proposals in accordance with the Securities and Exchange Commission’s rules governing the solicitation of proxies. We anticipate holding the 2014 annual meeting on April 24, 2014.

The NewMarket amended bylaws provide that a NewMarket shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our company’s corporate secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day prior to the first anniversary of the preceding year’s annual meeting, and not earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

•	the class and number of shares of our capital stock that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the 2013 annual meeting is to be held on April 25, 2013, our corporate secretary must receive written notice of a shareholder proposal to be acted upon at the 2014 annual meeting not later than the close of business on January 24, 2014 nor earlier than the close of business on December 26, 2013.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by us within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the NewMarket bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in the NewMarket amended bylaws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

We will furnish any shareholder desiring a copy of our amended bylaws without charge by writing to our corporate secretary at NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Notice of Internet Availability of Proxy Materials

If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 14, 2013 by following the instructions provided in the Notice.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The Securities and Exchange Commission rules permit us, with your consent, to deliver a single Notice to any household at which two or more shareholders of record reside at the same address. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record who reside at the same address and receive a single Notice may also request a separate copy of future proxy statements and annual reports by calling 1-866-641-4276 (toll-free).

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements. Requests should be directed to our corporate secretary as described above. A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

DIRECTIONS TO THE ANNUAL MEETING

Virginia War Memorial

621 S. Belvidere Street

Richmond, Virginia 23220

The Virginia War Memorial is located on the north end of the Robert E. Lee Bridge overlooking the James River. The memorial can be reached by following the directions below. Parking is available in a lot located at the Virginia War Memorial. Special arrangements have also been made to allow meeting attendees to park in the adjacent lot at the Virginia Housing Development Authority (Virginia Housing Center). When you arrive, please enter through the front doors marked the “Paul and Phyllis Galanti Education Center,” where you will be greeted by the front desk volunteers.

From Southside, Petersburg, Emporia (I-95)

Take I-95 North to Richmond. Immediately after crossing the James River Bridge on I-95, take the first exit (74A) onto I-195 (Downtown Expressway). Exit at the Belvidere Street Exit. There is a $.35 cash toll at this exit, which is not manned. At stoplight turn left onto S. Belvidere Street. Travel about one-half mile and turn left onto Rowe Street.

From Washington D.C. and Fredericksburg (I-95)

Take I-95 South/ I-64 East to Exit 76B (Belvidere Street). Turn left onto W. Leigh Street at the stoplight. Turn right onto N. Belvidere Street at the stoplight. Travel about one mile and turn left onto Rowe Street.

From Charlottesville, Waynesboro, and Staunton (I-64)

Take I-95/ I/64 East to Exit 76B (US-1/Belvidere Street/US-301). Turn left onto W. Leigh Street at the stoplight. Turn right onto N. Belvidere Street (US-1 S, US-301 S) at the stoplight. Travel about one mile and turn left onto Rowe Street.

From Virginia Beach and Norfolk (I-64)

Take I-64 West. Take exit 190 on the left to merge onto N. 5th Street. Continue on N. 5th Street until it intersects with Canal Street. Turn right onto Canal Street. At the stoplight, turn left onto N. Belvidere Street (US-1 S, US-301 301 S) @ the stoplight. Follow approximately one-half mile and turn left onto Rowe Street.

OTHER MATTERS

Our Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their discretion.

Annex A

NEWMARKET CORPORATION

Independence Determination Guidelines

For a director to be deemed “independent,” the Board of Directors of NewMarket Corporation (“NewMarket”) shall affirmatively determine that the director has no material relationship with NewMarket either directly or as a partner, shareholder or officer of an organization that has a relationship with NewMarket. In making this determination, the Board of Directors shall apply the following standards, in which case a director will be deemed not independent:

1.	A director is, or has been within the last three years, an employee of NewMarket, or an immediate family member is, or has been within the last three years, an executive officer, of NewMarket. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director has received or has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from NewMarket (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.	(A) A director or an immediate family member is a current partner of a firm that is NewMarket’s internal or external auditor; (B) a director is a current employee of such a firm; (C) a director has an immediate family member who is a current employee of such a firm and who personally participates in the audit of NewMarket; or (D) a director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on NewMarket’s audit within that time.

4.	A director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of NewMarket’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, NewMarket for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 25, 2013.

Vote by Internet
• Go to www.envisionreports.com/NEU
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

+
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Phyllis L. Cothran	☐	☐	02 - Mark M. Gambill	☐	☐	03 - Bruce C. Gottwald	☐	☐
04 - Thomas E. Gottwald	☐	☐	05 - Patrick D. Hanley	☐	☐	06 - James E. Rogers	☐	☐
07 - Charles B. Walker	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2013.	☐	☐	☐	3. Approval, on an advisory basis, of the compensation of the named executive officers of NewMarket Corporation.	☐	☐	☐

4. In their discretion, the Proxyholders are authorized to vote upon such other business and matters as may properly come before the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign name exactly as it appears on the stock certificate. Only one of the several joint owners or co-owners need sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

01L81A

Admission Ticket

(If you plan to attend the Annual Meeting, bring this Admission Ticket with you)

PLEASE NOTE CHANGE IN ANNUAL MEETING LOCATION

NewMarket Corporation Annual Meeting of Shareholders

Thursday, April 25, 2013 at 10:00 A.M.

Virginia War Memorial

621 S. Belvidere Street

Richmond, VA 23220-6504

Directions to the annual meeting can be found in the proxy statement.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — NewMarket Corporation

Richmond, Virginia

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 25, 2013

The undersigned hereby appoints Bruce C. Gottwald and James E. Rogers, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in NewMarket Corporation, at the annual meeting of shareholders to be held April 25, 2013, and at any and all adjournments or postponements thereof (the “Annual Meeting”):

This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3, and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)